UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)

                            REXFORD INDUSTRIAL REALTY INC
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                          Common Stock (Par Value $0.01)
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   76169C100
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                               December 31, 2017
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|x|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

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     1.   Names of Reporting Persons.

          Deutsche Bank AG*
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     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization


          Federal Republic of Germany
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                   5.   SOLE VOTING POWER

                        3,359,825
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           5,536,227
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          5,536,227
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          7.09%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person

          FI
--------------------------------------------------------------------------------

* In accordance with Securities Exchange Act Release No. 39538 (January 12,
1998), this filing reflects the securities beneficially owned by the Deutsche Asset Management business group (collectively, "DAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 "Act"), this filing shall not be construed as an admission that DAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.

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     1.   Names of Reporting Persons.

          Deutsche Bank Trust Company Americas
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     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization


          Delaware
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

                        2,500
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           2,500
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          2,500
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          0.00%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person

          BK, CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.

          Deutsche Asset Management (UK) Limited
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization


          Great Britain
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

                        0
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           22,775
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          22,775
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          0.03%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person

          IA, CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.

          RREEF America L.L.C.
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization


          Delaware
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

                        3,305,121
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           5,458,748
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          5,458,748
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          6.99%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person

          IA, CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.

          DBX Advisors LLC
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization


          Delaware
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

                        325
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           325
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          325
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          0.00%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person

          IA, CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.

          Deutsche Investment Management Americas Inc.
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization


          Delaware
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

                        51,879
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           51,879
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          51,879
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          0.07%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person

          IA, CO
--------------------------------------------------------------------------------

Item 1.

     (a) Name of Issuer:

        REXFORD INDUSTRIAL REALTY INC


     (b) Address of Issuer's Principal Executive Offices:

        11620 Wilshire Boulevard, Suite 1000
        Los Angeles, CA 90025
        United States

Item 2.

     (a) Name of Person Filing:

         This statement is filed on behalf of Deutsche Bank AG
         ("Reporting Person").

     (b) Address of the Principal Office or, if none, residence:

         Taunusanlage 12
         60325 Frankfurt am Main
         Federal Republic of Germany

     (c) Citizenship:

         The citizenship of the Reporting Person is set forth on the cover page.

     (d) Title of Class of Securities:

         The title of the securities is common stock, $0.01 par value ("Common Stock").

     (e) CUSIP Number:

         The CUSIP number of the Common Stock is set forth on the cover page.

Item 3. If this statement is filed pursuant to SS.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) |X| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                Deutsche Bank Trust Company Americas


     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e) |X| An investment adviser in accordance with S.240.13d-1(b)(1)(ii)(E);


                RREEF America LLC

                Deutsche Asset Management (UK) Limited

                DBX Advisors LLC

                Deutsche Investment Management Americas Inc.


     (f) |_| An employee benefit plan or endowment fund in accordance with S.240.13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with
             S. 240.13d-1(b)(1)(ii)(G);

     (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) |X| A non-U.S. institution in accordance with Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                Deutsche Bank AG

     (k) |_| Group, in accordance with S.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     (a) Amount beneficially owned:


         The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

     (b) Percent of class:

         The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

     (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote

                 The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

            (ii) Shared power to vote or to direct the vote

                 The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.


           (iii) Sole power to dispose or to direct the disposition of

                 The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page

            (iv) Shared power to dispose or to direct the disposition

                 The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.


Subsidiary                                              Item 3 Classification

DBX Advisors LLC                                        Investment Advisor

Deutsche Investment Management Americas Inc.            Investment Advisor

RREEF America LLC                                       Investment Advisor

Deutsche Asset Management (UK) Limited                  Investment Advisor

Deutsche Bank Trust Company Americas                    Bank




Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

        By signing below I certify that, to the best of my knowledge and belief, the foreign regulatory scheme applicable to a bank organized under the laws of the Federal Republic of Germany is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S. institution. I also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           Dated:     February 14, 2018




                                           Deutsche Bank AG

                                           By:        /s/ Daniela Pondeva
                                           Name:      Daniela Pondeva
                                           Title:     Vice President